Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) January 15, 2021
FOURTH QUARTER AND FULL YEAR 2020 RESULTS AND KEY METRICS	CEO COMMENTARY

FOURTH QUARTER 2020:

NET INCOME OF $4.6 BILLION ($2.08 PER SHARE)

REVENUES OF $16.5 BILLION

RETURNED $1.1 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

($7.2 BILLION IN FULL YEAR 2020

BOOK VALUE PER SHARE OF $86.59

TANGIBLE BOOK VALUE PER SHARE OF $73.83[4]

New York, January 15, 2021 – Citigroup Inc. today reported net income for the fourth quarter 2020 of $4.6 billion, or $2.08 per diluted share, on revenues of $16.5 billion. This compared to net income of $5.0 billion, or $2.15 per diluted share, on revenues of $18.4 billion for the fourth quarter 2019.

Revenues decreased 10% from the prior-year period, primarily reflecting lower revenues in Global Consumer Banking (GCB), Institutional Clients Group (ICG), and Corporate / Other. Net income declined 7% from the prior-year period, driven by the lower revenues, an increase in expenses, and a higher effective tax rate, partially offset by the lower cost of credit. Earnings per share of $2.08 decreased 3% from the prior-year period, primarily reflecting the decline in net income.

For the full year 2020, Citigroup reported net income of $11.4 billion on revenues of $74.3 billion, compared to net income of $19.4 billion on revenues of $74.3 billion for the full year 2019.

Percentage comparisons throughout this press release are calculated for the fourth quarter 2020 versus the fourth quarter 2019, unless otherwise specified.

Michael Corbat, Citi CEO, said, “We ended a tumultuous year with a strong fourth quarter. As a sign of the strength and durability of our diversified franchise, our revenues were flat to 2019, despite the massive economic impact of COVID-19.  For the year, we generated $11 billion in net income despite our credit reserves increasing by $10 billion as a result of the pandemic and the impact of CECL.

“We remain very well capitalized with robust liquidity to serve our clients.  Our CET 1 ratio increased to 11.8%, well above our regulatory minimum of 10%.  Our Tangible Book Value per share increased to $73.83, up 5% from a year ago.  Given the Federal Reserve decision regarding share repurchases as we have excess capital we can return to shareholders, we plan to resume buybacks during the current quarter.

“Looking back, I am proud of the progress the firm has made since I became CEO. We have streamlined our consumer business and embraced the shift to digital so we can serve our clients the way they want to be served.   We have re-established Citi as a go-to bank for our institutional clients through our global network.

“Before the pandemic slowed our progress, we had steadily improved our returns and dramatically increased the return of capital to our shareholders.  Notably, we went from having a one penny dividend to returning over $85 billion in capital since 2013 and we have reduced our share-count by 30%. Jane has a great foundation to build upon and I am certain great things are in store for Citi and all its stakeholders,” Mr. Corbat concluded.

Citigroup ($ in millions, except as otherwise noted)	4Q'20	3Q'20	4Q'19	QoQ%	YoY%	2020	2019	%r
Global Consumer Banking	7,305	7,173	8,459	2%	(14)%	29,991	32,971	(9)%
Institutional Clients Group	9,279	10,353	9,377	(10)%	(1)%	44,253	39,301	13%
Corporate / Other	(85)	(224)	542	62%	NM	54	2,014	(97)%
Total Revenues	$16,499	$17,302	$18,378	(5)%	(10)%	$74,298	$74,286	-

Expenses	$10,714	$10,964	$10,454	(2)%	2%	$42,781	$42,002	2%

Net Credit Losses	1,472	1,919	1,944	(23)%	(24)%	7,611	7,768	(2)%
Net ACL Build / (Release)(a)	(1,496)	436	253	NM	NM	9,757	542	NM
Other Provisions(b)	(22)	29	25	NM	NM	127	73	74%
Total Cost of Credit	$(46)	$2,384	$2,222	NM	NM	$17,495	$8,383	NM

Income from Continuing Operations Before Taxes	$5,831	$3,954	$5,702	47%	2%	$14,022	$23,901	(41)%
Provision for Income Taxes	1,183	777	703	52%	68%	2,592	4,430	(41)%
Income from Continuing Operations	$4,648	$3,177	$4,999	46%	(7)%	$11,430	$19,471	(41)%
Net Income (Loss) from Discontinued Operations	6	(7)	(4)	NM	NM	(20)	(4)	NM
Non-Controlling Interest	22	24	16	(8)%	38%	40	66	(39)%
Citigroup Net Income	$4,632	$3,146	$4,979	47%	(7)%	$11,370	$19,401	(41)%

Revenues
North America	7,986	8,447	8,567	(5)%	(7)%	36,333	33,857	7%
EMEA	2,867	3,085	2,738	(7)%	5%	12,814	12,006	7%
Latin America	2,168	2,168	2,674	-	(19)%	9,210	10,404	(11)%
Asia	3,563	3,826	3,857	(7)%	(8)%	15,887	16,005	(1)%
Corporate / Other	(85)	(224)	542	62%	NM	54	2,014	(97)%

EOP Assets ($B)	2,260	2,234	1,951	1%	16%	2,260	1,951	16%
EOP Loans ($B)	676	667	700	1%	(3)%	676	700	(3)%
EOP Deposits ($B)	1,281	1,263	1,071	1%	20%	1,281	1,071	20%

Common Equity Tier 1 Capital Ratio(3)	11.8%	11.7%	11.8%
Supplementary Leverage Ratio(3)	7.0%	6.8%	6.2%
Return on Average Common Equity	9.8%	6.5%	10.6%			5.9%	10.3%
Book Value per Share	$86.59	$84.48	$82.90	2%	4%
Tangible Book Value per Share	$73.83	$71.95	$70.39	3%	5%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for benefits and claims, HTM debt securities and other assets.

Citigroup

Citigroup revenues of $16.5 billion in the fourth quarter 2020 decreased 10%, primarily reflecting the lower revenues in GCB, ICG, and Corporate / Other.

Citigroup operating expenses of $10.7 billion in the fourth quarter 2020 increased 2%, as continued investments in Citi’s transformation, including investments supporting infrastructure, risk management and controls, along with higher repositioning costs more than offset efficiency savings and reductions in discretionary spending.

Citigroup cost of credit of $(46) million in the fourth quarter 2020 compared to $2.2 billion in the prior-year period, largely reflecting a release of allowance for credit loss (ACL) reserves in ICG, driven by improvements in the outlook for global GDP and fewer downgrades in the portfolio, as well as lower net credit losses in GCB.

Citigroup net income of $4.6 billion in the fourth quarter 2020 declined 7%, driven by the lower revenues, the higher expenses, and a higher effective tax rate, partially offset by the lower cost of credit. Citigroup’s effective tax rate was 20% in the current quarter compared to 12% in the fourth quarter 2019.

Citigroup’s allowance for credit losses on loans was $25.0 billion at quarter end, or 3.73% of total loans, compared to $12.8 billion, or 1.84% of total loans, at the end of the prior-year period. Total non-accrual assets grew 40% from the prior-year period to $5.7 billion. Consumer non-accrual loans increased 18% to $2.1 billion, while corporate non-accrual loans of $3.5 billion increased 61% from the prior-year period.

Citigroup’s end-of-period loans were $676 billion as of quarter end, down 3% from the prior-year period on a reported basis and 4% excluding the impact of foreign exchange translation5, driven by declines across GCB and ICG, and the continued wind-down of legacy assets in Corporate / Other.

Citigroup’s end-of-period deposits were $1.3 trillion as of quarter end, an increase of 20% on a reported basis and 19% in constant dollars, driven by an 18% increase in GCB and a 19% increase in ICG.

Citigroup’s book value per share of $86.59 and tangible book value per share of $73.83 increased 4% and 5%, respectively, largely driven by net income. At quarter end, Citigroup’s CET1 Capital ratio was 11.8%, an increase from the prior quarter. Citigroup’s SLR for the fourth quarter 2020 was 7.0%, an increase from the prior quarter. During the quarter, Citigroup returned a total of $1.1 billion to common shareholders in the form of dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	4Q'20	3Q'20	4Q'19	QoQ%	YoY%	2020	2019	%r
North America	4,655	4,527	5,253	3%	(11)%	19,148	20,398	(6)%
Latin America	1,096	1,027	1,377	7%	(20)%	4,372	5,238	(17)%
Asia(a)	1,554	1,619	1,829	(4)%	(15)%	6,471	7,335	(12)%
Total Revenues	$7,305	$7,173	$8,459	2%	(14)%	$29,991	$32,971	(9)%

Expenses	$4,511	$4,217	$4,373	7%	3%	$17,203	$17,628	(2)%

Net Credit Losses	1,272	1,598	1,842	(20)%	(31)%	6,646	7,382	(10)%
Net ACL Build / (Release)(b)	(197)	39	122	NM	NM	4,951	440	NM
Other Provisions(c)	2	45	25	(96)%	(92)%	105	73	44%
Total Cost of Credit	$1,077	$1,682	$1,989	(36)%	(46)%	$11,702	$7,895	48%

Net Income	$1,300	$974	$1,575	33%	(17)%	$878	$5,696	(85)%

Retail Banking	2,936	2,916	3,124	1%	(6)%	11,734	12,549	(6)%
Cards	4,369	4,257	5,335	3%	(18)%	18,257	20,422	(11)%
Total Revenues	$7,305	$7,173	$8,459	2%	(14)%	$29,991	$32,971	(9)%

Key Indicators ($B)
Retail Banking Average Loans	128	126	123	2%	4%	125	120	4%
Retail Banking Average Deposits	333	320	283	4%	18%	311	277	12%
Investment AUMs	222	199	205	11%	8%	222	205	8%
Cards Average Loans	149	147	168	1%	(12)%	153	164	(7)%
Cards Purchase Sales	142	127	152	12%	(7)%	505	564	(10)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for benefits and claims, HTM debt securities and other assets.

Global Consumer Banking

GCB revenues of $7.3 billion decreased 14% on a reported basis and 13% in constant dollars, as strong deposit growth and momentum in wealth management were more than offset by lower card volumes and lower interest rates across all regions, reflecting continued impact from the COVID-19 pandemic.

North America GCB revenues of $4.7 billion decreased 11%. Citi-Branded Cards revenues of $2.1 billion decreased 13%, reflecting lower purchase sales and higher payment rates driving lower average loans. Citi Retail Services revenues of $1.4 billion decreased 16%, reflecting lower average loans as well as higher partner payments. Retail Banking revenues of $1.1 billion decreased 1%, as the benefit of stronger deposit volumes and an improvement in mortgage revenues were more than offset by lower deposit spreads.

Latin America GCB revenues of $1.1 billion declined 20% on a reported basis and 16% in constant dollars, driven by lower loan volumes and lower deposit spreads, partially offset by strong deposit growth.

Asia GCB revenues of $1.6 billion declined 15% on a reported basis and 16% in constant dollars, reflecting lower cards revenues, as well as lower deposit spreads, partially offset by strong investments performance and deposit growth.

GCB operating expenses of $4.5 billion increased 3% on a reported basis and 4% in constant dollars, largely driven by higher repositioning costs. Excluding repositioning costs, expenses were largely unchanged, as COVID-19 related expenses were largely offset by efficiency savings.

GCB cost of credit of $1.1 billion decreased 46% on a reported basis and 45% in constant dollars, as lower loan volumes and improved delinquencies led to lower net credit losses, in addition to a net ACL release of $197 million compared to a build in the prior-year period.

GCB net income of $1.3 billion declined 17% from the prior-year period, as reported and in constant dollars, driven by the lower revenues and higher expenses, partially offset by the lower cost of credit.

Institutional Clients Group ($in millions)	4Q'20	3Q'20	4Q'19	QoQ%	YoY%	2020	2019	%r
Treasury & Trade Solutions	2,400	2,394	2,608	-	(8)%	9,524	10,293	(7)%
Investment Banking	1,287	1,387	1,351	(7)%	(5)%	5,787	5,216	11%
Private Bank(a)	894	938	847	(5)%	6%	3,737	3,460	8%
Corporate Lending(a)	552	538	732	3%	(25)%	2,184	2,921	(25)%
Total Banking	5,133	5,257	5,538	(2)%	(7)%	21,232	21,890	(3)%
Fixed Income Markets	3,087	3,788	2,898	(19)%	7%	17,256	12,884	34%
Equity Markets	810	875	516	(7)%	57%	3,624	2,908	25%
Securities Services	650	631	647	3%	-	2,545	2,631	(3)%
Other	(89)	(74)	(129)	(20)%	31%	(353)	(580)	39%
Total Markets & Securities Services	4,458	5,220	3,932	(15)%	13%	23,072	17,843	29%
Product Revenues(a)	$9,591	$10,477	$9,470	(8)%	1%	$44,304	$39,733	12%
Gain / (Loss) on Loan Hedges	(312)	(124)	(93)	NM	NM	(51)	(432)	88%
Total Revenues	$9,279	$10,353	$9,377	(10)%	(1)%	$44,253	$39,301	13%

Expenses	$5,556	$5,778	$5,446	(4)%	2%	$23,077	$22,224	4%

Net Credit Losses	210	326	115	(36)%	83%	987	394	NM
Net ACL Build / (Release)(b)	(1,268)	529	131	NM	NM	4,607	169	NM
Other Provisions(c)	(23)	(17)	-	(35)%	NM	21	-	NM
Total Cost of Credit	$(1,081)	$838	$246	NM	NM	$5,615	$563	NM

Net Income	$3,652	$2,895	$2,867	26%	27%	$12,049	$12,904	(7)%

Revenues
North America	3,331	3,920	3,314	(15)%	1%	17,185	13,459	28%
EMEA	2,867	3,085	2,738	(7)%	5%	12,814	12,006	7%
Latin America	1,072	1,141	1,297	(6)%	(17)%	4,838	5,166	(6)%
Asia	2,009	2,207	2,028	(9)%	(1)%	9,416	8,670	9%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 6.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for HTM debt securities and other assets.

Institutional Clients Group

ICG revenues of $9.3 billion decreased 1%, reflecting lower revenues in Treasury and Trade Solutions, Investment Banking, and Corporate Lending, nearly offset by strength in Fixed Income Markets, Equity Markets and the Private Bank.

Banking revenues of $4.8 billion decreased 11% versus the prior year (including gain / (loss) on loan hedges)6. Treasury and Trade Solutions revenues of $2.4 billion declined 8% on a reported basis and 6% in constant dollars, as strong client engagement and growth in deposits were more than offset by the impact of lower interest rates and reduced commercial card spend. Investment Banking revenues of $1.3 billion decreased 5%, as strong growth in equity underwriting was more than offset by lower revenues in M&A and debt underwriting. Advisory revenues decreased 38% to $232 million, while equity underwriting revenues increased 83% to $438 million and debt underwriting revenues declined 16% to $617 million. Private Bank revenues of $894 million increased 6% (excluding gain / (loss) on loan hedges), driven by strong client engagement, particularly in capital markets, as well as improved managed investments revenues and higher lending. Corporate Lending revenues of $552 million declined 25% (excluding gain / (loss) on loan hedges), driven by lower spreads, higher hedging costs and lower average volumes.

Markets and Securities Services revenues of $4.5 billion increased 13%. Fixed Income Markets revenues of $3.1 billion increased 7%, as higher revenues across spread products and commodities were partially offset by lower revenues in rates and currencies. Equity Markets revenues of $810 million increased 57%, driven by strong performance in cash equities, derivatives, and prime finance, reflecting strong client volumes and more favorable market conditions. Securities Services revenues of $650 million were unchanged on a reported basis, but up 2% in constant dollars, as higher deposit and settlement volumes and growth in assets under custody were partially offset by lower spreads.

ICG operating expenses increased 2% to $5.6 billion, primarily driven by continued investments in infrastructure and controls.

ICG cost of credit included net credit losses of $210 million, compared to $115 million in the prior-year period, and a net ACL release of $1.3 billion compared to a build of $131 million in the prior-year period. The net ACL release in the current quarter primarily reflected improvements in the outlook for global GDP, as well as fewer downgrades in the portfolio.

ICG net income of $3.7 billion increased 27%, as the lower cost of credit more than offset the decline in revenues and higher expenses.

Corporate / Other ($ in millions)	4Q'20	3Q'20	4Q'19	QoQ%	YoY%	2020	2019	%r
Revenues	$(85)	$(224)	$542	62%	NM	$54	$2,014	(97)%

Expenses	$647	$969	$635	(33)%	2%	$2,501	$2,150	16%

Net Credit Losses	(10)	(5)	(13)	(100)%	23%	(22)	(8)	NM
Net ACL Build / (Release)(a)	(31)	(132)	-	77%	NM	199	(67)	NM
Other Provisions(b)	(1)	1	-	NM	(100)%	1	-	100%
Total Cost of Credit	$(42)	$(136)	$(13)	69%	NM	$178	$(75)	NM

Income (Loss) from Continuing Operations before Taxes	$(690)	$(1,057)	$(80)	35%	NM	$(2,625)	$(61)	NM

Income Taxes (Benefits)	(365)	(341)	(623)	(7)%	41%	(1,082)	(886)	(22)%

Net Income (Loss)	$(320)	$(723)	$537	56%	NM	$(1,557)	$801	NM

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for benefits and claims, HTM debt securities and other assets.

Corporate / Other

Corporate / Other revenues of $(85) million compared to $542 million in the prior-year period, reflecting the impact of lower rates, the wind-down of legacy assets and the absence of episodic gains.

Corporate / Other expenses of $647 million were up modestly versus the prior-year period, as the wind-down of legacy assets largely offset investments in infrastructure, risk management and controls.

Corporate / Other loss from continuing operations before taxes of $(690) million compared to a loss of $(80) million in the prior-year period, driven by the lower revenues, partially offset by a larger net ACL release on the legacy portfolio.

Citigroup will host a conference call today at 11:30 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 3686138.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Fourth Quarter 2020 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC). These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others, macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, such as the duration and severity of the impact on public health, the U.S. and global economies, financial markets and consumer and corporate customers and clients, including economic activity and employment, as well as the various actions taken in response by governments, central banks and others, including Citi, and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s Third Quarter 2020 Form 10-Q and Citigroup’s 2019 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Brendan McManus	(212) 793-7064	Investors:	Elizabeth Lynn	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup ($ in millions)	2020
Net Income	$11,370
Less: Preferred Dividends	1,095
Net Income to Common Shareholders	$10,275

Common Share Repurchases	2,925
Common Dividends	4,299
Total Capital Returned to Common Shareholders	$7,224

Payout Ratio	70%

Average TCE	$149,956

RoTCE	6.9%

Appendix B

Citigroup ($ in billions)	4Q'20	4Q'19
Reported EOP Loans	$676	$700
Impact of FX Translation	-	5
EOP Loans in Constant Dollars	$676	$704

Reported EOP Deposits	$1,281	$1,071
Impact of FX Translation	-	9
EOP Deposits in Constant Dollars	$1,281	$1,079
Note: Totals may not sum due to rounding.

Global Consumer Banking ($ in millions)	4Q'20	4Q'19
Reported Revenues	$7,305	$8,459
Impact of FX Translation	-	(52)
Revenues in Constant Dollars	$7,305	$8,407

Reported Expenses	$4,511	$4,373
Impact of FX Translation	-	(26)
Expenses in Constant Dollars	$4,511	$4,347

Reported Cost of Credit	$1,077	$1,989
Impact of FX Translation	-	(13)
Cost of Credit in Constant Dollars	$1,077	$1,976

Reported Net Income	$1,300	$1,575
Impact of FX Translation	-	(9)
Net Income in Constant Dollars	$1,300	$1,566
Note: Totals may not sum due to rounding.

Latin America Consumer Banking ($ in millions)	4Q'20	4Q'19
Reported Revenues	$1,096	$1,377
Impact of FX Translation	-	(76)
Revenues in Constant Dollars	$1,096	$1,301
Note: Totals may not sum due to rounding.

Asia Consumer Banking(1) ($ in millions)	4Q'20	4Q'19
Reported Revenues	$1,554	$1,829
Impact of FX Translation	-	24
Revenues in Constant Dollars	$1,554	$1,853
Note: Totals may not sum due to rounding.
(1) Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions ($in millions)	4Q'20	4Q'19
Reported Revenues	$2,400	$2,608
Impact of FX Translation	-	(49)
Revenues in Constant Dollars	$2,400	$2,559
Note: Totals may not sum due to rounding.

Securities Services ($ in millions)	4Q'20	4Q'19
Reported Revenues	$650	$647
Impact of FX Translation	-	(10)
Revenues in Constant Dollars	$650	$637
Note: Totals may not sum due to rounding.

Appendix C

($ in millions)	4Q'20(1)	3Q'20	4Q'19

Citigroup Common Stockholders' Equity(2)	$180,441	$176,047	$175,414
Add: Qualifying noncontrolling interests	141	141	154
Regulatory Capital Adjustments and Deductions:
Add: CECL transition and 25% provision deferral(3)	5,351	5,368	-
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax(4)	1,593	1,859	123
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(5)	(1,109)	29	(679)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(6)	21,118	20,522	21,066
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,175	4,248	4,087
Defined benefit pension plan net assets	921	949	803
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	11,766	12,061	12,370
Common Equity Tier 1 Capital (CET1)(3)	$147,469	$142,158	$137,798

Risk-Weighted Assets (RWA)(3)(7)	$1,245,978	$1,210,315	$1,166,523

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	11.8	11.7%	11.8%

Note: Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Advanced Approaches framework as of March 31, 2020 and all subsequent periods, and the U.S. Basel III Standardized Approach framework as of December 31, 2019. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)	Please refer to Footnote 3 at the end of this press release for additional information.
(4)	Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.
(5)	The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected, and own-credit valuation adjustments on derivatives, are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.
(6)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.
(7)	RWA excludes assets acquired pursuant to a non-recourse loan provided under the Money Market Mutual Fund Liquidity Facility. Additionally, loans originated under the Paycheck Protection Program receive a 0% risk weight.

Appendix D

($ in millions)	4Q'20(1)	3Q'20	4Q'19

Common Equity Tier 1 Capital (CET1)(2)	$147,469	$142,158	$137,798

Additional Tier 1 Capital (AT1)(3)	19,778	18,153	18,007

Total Tier 1 Capital (T1C) (CET1 + AT1)	$167,247	$160,311	$155,805

Total Leverage Exposure (TLE)(2)(4)	$2, 386,745	$2,347,872	$2,507,891

Supplementary Leverage Ratio (T1C / TLE)	7.0%	6.8%	6.2%

(1)	Preliminary.
(2)	Please refer to Footnote 3 at the end of this press release for additional information.
(3)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.
(4)	Commencing with the second quarter of 2020, Citigroup's TLE reflects the benefit of the temporary exclusion of U.S. Treasuries and deposits at Federal Reserve banks under the FRB interim final rule. Additionally, TLE excludes assets acquired pursuant to a non-recourse loan provided under the Money Market Mutual Fund Liquidity Facility, as well as exposures pledged as collateral pursuant to a non-recourse loan that is provided as part of the Paycheck Protection Program Liquidity Facility.

Appendix E

($ and shares in millions, except per share amounts)	4Q'20(1)	3Q'20	4Q'19

Common Stockholders' Equity	$180,285	$175,896	$175,262
Less:
Goodwill	22,162	21,624	22,126
Intangible Assets (other than MSRs)	4,411	4,470	4,327
Tangible Common Equity (TCE)	$153,712	$149,802	$148,809

Common Shares Outstanding (CSO)	2,082	2,082	2,114

Tangible Book Value Per Share (TCE / CSO)	$73.83	$71.95	$70.39

(1) Preliminary.

1 Ratios as of December 31, 2020 are preliminary. Commencing January 1, 2020, Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Loss (CECL) standard. Excluding the deferrals based on the modified CECL transition provision, Citigroup’s CET1 Capital ratio and SLR as of December 31, 2020 would be 11.4% and 6.8%, respectively, on a fully reflected basis.

Citigroup has elected to apply the modified transition provision related to the impact of the CECL accounting standard on regulatory capital, as provided by the U.S. banking agencies’ September 2020 final rule. Under the modified CECL transition provision, the allowance for credit losses (after-tax) upon the January 1, 2020 CECL adoption date has been deferred and will phase in to regulatory capital at 25% per year commencing January 1, 2022. For the ongoing impact of CECL, Citigroup is allowed to adjust the allowance for credit losses in an amount equal to 25% of the change in the allowance for credit losses (pre-tax) recognized through earnings for each period between January 1, 2020 and December 31, 2021. The cumulative adjustments to the allowance for credit losses between January 1, 2020 and December 31, 2021 will also phase in to regulatory capital at 25% per year commencing January 1, 2022, along with the deferred impacts related to the January 1, 2020 CECL adoption date. The corresponding adjustments on average on-balance sheet assets are also reflected in Total Leverage Exposure. Additionally, the increase in deferred tax assets (DTA) arising from temporary differences upon the January 1, 2020 adoption date has been deducted from risk-weighted assets (RWA) and will phase in to RWA at 25% per year commencing January 1, 2022.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

3 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

4 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

5 Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

6 Credit derivatives are used to economically hedge a portion of the private bank and corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the fourth quarter 2020, gains / (losses) on loan hedges included $(298) million related to Corporate Lending and $(14) million related to the Private Bank, compared to losses of $(93) million related to Corporate Lending in the prior-year period. The fixed premium costs of these hedges are netted against the Private Bank and Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.